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                                                                    EXHIBIT 99.1

    We hereby consent to the use of our opinion letter dated October 18, 2000 to the Board of Directors of Triad Hospitals, Inc. (the "Company"), included as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Quorum Health Group, Inc., with and into the Company and to the references to such opinion contained in such Joint Proxy Statement/Prospectus under the captions "Summary -- Opinions of Financial Advisors," "The Proposed Merger -- Background to the Merger," "The Proposed Merger -- Factors Considered by, and Recommendation of, the board of directors of Triad," and "The Proposed
Merger -- Opinion of Triad's Financial Advisor -- Merrill Lynch." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

                                          By: /s/ Merrill Lynch, Pierce,
                                           Fenner, & Smith

January 24, 2001